INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT


     THIS AGREEMENT, made as of this 6th of November, 1996 by and between LifeUSA Funds, Inc., a Minnesota corporation (the "Fund"), on behalf of each portfolio represented by a series of shares of common stock of the Fund that adopts this Agreement (the "Portfolios") (the Portfolios, together with the date each Portfolio adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Investment Advisers, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Adviser").

     1. (a) The Fund on behalf of the Portfolios hereby retains the Adviser, and the Adviser hereby agrees to act, as investment adviser for, and to manage the investment of the assets of, the Portfolios as set forth herein and as further requested by the Board of Directors of the Fund. In acting hereunder the Adviser shall be an independent contractor and, unless otherwise expressly provided or authorized hereunder or by the Board of Directors of the Fund, shall have no authority to act for or represent the Fund or any Portfolio in any way or otherwise be an agent of the Fund or any Portfolio. The Adviser covenants and agrees that, in effecting acquisitions and dispositions of specific investments on behalf of the Portfolios, it shall at all times be governed by a Portfolio's investment objectives, restrictions and policies as delineated and limited by the disclosures contained in the various documents filed with the Securities and Exchange Commission, as such documents may from time to time be amended or supplemented. The Adviser shall report to the Fund's Board of Directors regularly at such times and in such detail as the Board may from time to time determine appropriate, in order to permit the Board to determine its adherence to the Portfolios' investment objectives, policies and limitations.

     (b) The Fund on behalf of the Portfolios hereby engages the Adviser, and the Adviser hereby agrees, to provide the Portfolios with all dividend disbursing, accounting, administrative and transfer agency services required by the Portfolios, including, without limitation, the following services:

     (1) The calculation of net asset value per share at such times and in such manner as specified in the Portfolios' current Prospectus and Statement of Additional Information and at such other times upon which the parties hereto may from time to time agree. The pricing services or other sources from which daily price quotations on portfolio securities are to be obtained for purposes of calculating a Portfolio's daily net asset value shall be paid for by the Adviser and approved by the Fund;

     (2) Upon the receipt of funds for the purchase of Portfolio shares or the receipt of redemption requests with respect to Portfolio shares outstanding, the calculation of the number of shares to be purchased or redeemed, respectively;

     (3) Upon a Portfolio's distribution of dividends, (i) the calculation of the amount of such dividends to be received per Portfolio share, (ii) the calculation of the number of additional Portfolio shares to be received by each Portfolio shareholder, other than any shareholder who has elected to receive such dividends in cash, and (iii) the mailing of payments with respect to such dividends to shareholders who have elected to receive such dividends in cash;

     (4) The provision of transfer agency services as described below:

     (i) The Adviser shall make original issues of shares of a Portfolio in accordance with a Portfolio's current Prospectus and Statement of Additional Information and with instructions from the Fund;

     (ii) Prior to the daily  determination of net asset value of the Portfolio,
the  Adviser  shall  process  all  purchase   orders  received  since  the  last
determination of a Portfolio's net asset value;

     (iii) Transfers of shares shall be registered;

     (iv) The Adviser will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Portfolio shares, and is also authorized to maintain an account in which it will record a Portfolio's shares and fractions issued and outstanding from time to time for which issuance of a Portfolio share certificate is deferred; and

     (v) The Adviser will, in addition to the aforementioned duties and functions, perform the usual duties and functions of a stock transfer agent for a registered investment company;

     (5) The creation and maintenance of such records relating to the business of a Portfolio as the Fund may from time to time reasonably request;

     (6) The preparation of tax forms, reports, notices, proxy statements, proxies and other Portfolio shareholder communications, and the mailing thereof to Portfolio shareholders;

     (7)  The  provision  of  such  other   dividend   disbursing,   accounting,
administrative, accounting and transfer agency services upon which the parties hereto may from time to time agree;

     (8) The provision of shareholder services not otherwise the subject of the preceding paragraphs or of any agreement with the Fund's principal underwriter; and

     (9) The Portfolios hereby authorize the Adviser to contract with qualified entities for the provision of any of the services to be performed pursuant to this Section 1(b).

     2. The Adviser, at its own expense, shall file all documents with all relevant regulatory agencies and governmental authorities on the Fund's behalf, and shall provide the Fund with all necessary office space, personnel and facilities necessary and incident to the performance of the Adviser's services hereunder. The Adviser shall pay or be responsible for the payment of all compensation to personnel of the Fund and the officers and directors of the Fund who are otherwise affiliated with the Adviser.

     3. The Adviser shall be responsible only for those expenses expressly stated in paragraph 2 to be the responsibility of the Adviser and shall not be responsible for any other expenses of the Fund or any Portfolio including, as illustrative and without limitation, fees and charges of any custodian (including charges as custodian and for keeping books and records and similar services to the Fund and the Portfolios); fees and expenses of directors, other than directors described in paragraph 2; fees and expenses of independent auditors, legal counsel; brokers' commissions; interest charges; taxes and corporate fees payable to any government or governmental body or agency
(including certain of those incurred on account of the registration or qualification of securities issued by the Fund); shareholder meetings and related solicitation costs.

     4. The Adviser may utilize the Fund's distributor or an affiliate of the Adviser as a broker, including as a principal broker, provided that the brokerage transactions and procedures are in accordance with Rule 17e-1 under the Investment Company Act of 1940, as amended (the "Act"), and the then effective Registration Statement of the Fund under the Securities Act of 1933, as amended. All allocation of portfolio transactions shall be subject to such policies and supervision as the Fund's Board of Directors or any committee thereof deem appropriate and any brokerage policy set forth in the then current Registration Statement of the Fund.

     5. The Adviser shall see that there are rendered to the Board of Directors of the Fund such periodic and special reports as the Board of Directors may reasonably request, including any reports in respect to placement of security transactions for the Portfolios.

     6. The Portfolio pays no compensation to the Adviser under this Agreement. This does not limit the Adviser's ability, however, to seek reimbursement for its payment of Portfolio expenses. Anything to the contrary notwithstanding, the Adviser, in its discretion, may at any time and from time to time voluntarily reimburse Portfolio expenses.

     7. Services of the Adviser herein provided are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

     8. The Adviser, in carrying out and performing the terms and conditions of this Agreement, shall incur no liability for its status hereunder or for any actions taken or omitted in good faith and without negligence. Without limitation of the foregoing:

     (1) The Adviser may rely upon, and shall not be liable to any person or party for any actions taken or omitted to be taken in good faith in reliance upon, the advice of the Fund, or of counsel, who may be counsel for the Fund or counsel for the Adviser, and upon statements of accountants, brokers and other persons believed by IAI in good faith to be expert in the matters upon which they are consulted; and

     (2) The Adviser may rely upon, and shall not be liable to any person or party for any actions taken or omitted to be taken in good faith in reliance upon, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order or other paper or document that the Adviser in good faith believes to be genuine and to have been signed, presented or authorized by the purchaser, Fund or other proper party or parties.

     9. It is understood that the officers, directors, agents and shareholders of the Fund are or may be interested in the Adviser or the distributor of the Fund as officers, directors, agents or shareholders and that the officers, directors, shareholders and agents of the Adviser may be interested in the Fund otherwise than as shareholders.

     10. The effective date of this Agreement with respect to each Portfolio shall be the date set forth on Exhibit A hereto, which date shall not precede the date that this Agreement is approved by the vote of the holders of at least a majority of the outstanding shares of such Portfolio and the vote of the Board of Directors of the Fund, including the vote of a majority of the directors who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

     Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Portfolio for a period of more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or by the vote of a majority of the outstanding shares of the applicable Portfolio and (b) the vote of a majority of the directors, who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

     11. This Agreement may be terminated with respect to any Portfolio at any time, without the payment of any penalty, by the Board of Directors of the Fund or by the vote of a majority of the outstanding shares of such Portfolio, or by the Adviser, upon 60 days' written notice to the other party.

     This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Act), provided, however, that such automatic termination shall be prevented in a particular case by an order of exemption from the Securities and Exchange Commission or a no-action letter of the staff of the Commission to the effect that such assignment does not require termination as a statutory or regulatory matter.

     12. This Agreement may be modified by mutual consent, such consent as to any Portfolio only to be authorized by a majority of the directors who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Fund and, only with respect to the investment advisory services to be performed hereunder, the vote of a majority of the outstanding shares of such Portfolio.

     13. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of a Portfolio shall mean the lesser of (a) the vote of 67% or more of the shares of such Portfolio represented at a meeting where more than 50% of the outstanding shares are present in person or by proxy, or (b) the vote of more than 50% of the outstanding shares of such Portfolio.

     14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     15. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     16. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     17. This Agreement, including its exhibits, constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

     IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                 LIFEUSA FUNDS, INC.


                                By /s/ Richard E. Struthers

                               Its President


                                INVESTMENT ADVISERS, INC.

                                 By /s/ Richard E. Struthers

                                 Its Executive Vice President


                                 By /s/ Christopher J. Smith

                                 Its Senior Vice President and
                                     General Counsel

                               LIFEUSA FUNDS, INC.

                                    EXHIBIT A
                                       TO
            INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT


EFFECTIVE DATES:

          Portfolio                                      Effective Date
          ---------                                      --------------

          LifeUSA Aggressive Growth Portfolio            January 1, 1997
          LifeUSA Growth Portfolio                       January 1, 1997
          LifeUSA Global Portfolio                       January 1, 1997
          LifeUSA Balanced Portfolio                     January 1, 1997
          LifeUSA Current Income Portfolio               January 1, 1997
          LifeUSA Principal Preservation Portfolio       January 1, 1997